EXHIBIT 10(l)

Approved by Board of Directors December 4, 2003

SEACOAST FINANCIAL SERVICES CORPORATION

MERGER SEVERANCE BENEFIT PROGRAM

A. Covered Employees:

Subject to paragraph B below, the Merger Severance Benefit (as herein defined) will be provided to any employee of Seacoast Financial Services Corporation (the “Holding Company”), Compass Bank for Savings or Nantucket Bank (in either case, the “Bank”) whose employment is terminated within two years after a Change of Control (as herein defined).

B. Limitations on Change of Control Benefits

1. General. No employee will be eligible for a Merger Severance Benefit if (a) his employment is terminated for “Cause”, (b) he is a temporary employee, or (c) he is offered a Comparable Position within the Company or the Bank and refuses to accept such position.

2. Cause. The term “Cause” shall mean and include (a) neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of the Company or the Bank after written notice by the Company or the Bank to the employee; (b) any material breach by the employee of any agreement to which the employee and the Company or the Bank are both parties; (c) dishonesty with respect to the Company or the Bank or the commission of any crime (other than minor traffic violations); or (d) any material misconduct or material neglect of duties by the employee in connection with the business or affairs of the Company or the Bank. The foregoing definition of Cause is in no way intended to limit or qualify the right of the Company or the Bank to terminate any person’s employment for any reason.

3. Comparable Position. A comparable position shall mean a position which is offered to an employee where there is no reduction in base salary, no adverse change in commission structure or scheduled hours, and where the employee is not required to commute more than 35 miles further than the employee’s present commute.

C. Definition of “Change of Control”:

A “Change of Control” shall be deemed to have occurred in any of the following events:

1. If there has occurred a change in control which the Holding Company would be required to report in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes;

2. When any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Holding Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Holding Company or the Bank, as the case may be;

3. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Holding Company, and any new director (other than a director designated by a person who has entered into an agreement with the Holding Company to effect a transaction described in subsections 2, 4, or 5 of this Section C) whose election by the Board or nomination for election by the Holding Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Holding Company;

4. The consummation of a merger, share exchange or consolidation (“merger or consolidation”) of the Holding Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Holding Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Holding Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 30% of the combined voting power of the Holding Company’s then outstanding securities; or

5. The stockholders of the Holding Company or the Bank approve a plan of complete liquidation of the Holding Company or the Bank or an agreement for the sale or disposition by the Holding Company or the Bank of all or substantially all of the Holding Company’s or the Bank’s assets.

D. “Merger Severance Benefit” Defined.

The Merger Severance Benefit hereunder shall include each of the following three items:

1. Payment in one lump sum as of the date of termination of employment of a severance benefit equal to the lesser of

(i) the applicable Maximum Benefit set forth in paragraph E, or

(ii) the greater of (a) the applicable number of weeks salary at the then applicable Base Salary rate, for each year or partial year of service, or (b) the applicable Minimum Benefit set forth in paragraph E below. The “applicable number of weeks salary” is four weeks in the case of vice presidents and above, three weeks in the case of assistant vice presidents, and two weeks in the case of all other employees.

2. Continuation of health and dental benefits and life insurance benefits for one year after termination on the same terms and conditions as though the employee had remained an active employee.

3. After the end the one-year period, COBRA benefits determined as though employment had terminated at the end of such one-year period.

For purpose of this paragraph D and paragraph E below, “Base Salary” shall mean:

(a) for salaried employees, the employee’s annual base salary, but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically provided for under this program.

(b) for commissioned employees, the employee’s base salary, if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding the month in which the Change of Control is announced (even if the Change of Control is not completed until a later month), but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically provided for under this program.

(c) for hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding the month in which the Change of Control occurs, but shall not include bonus payments, 401(k) matching payments, pension payments, or other payments not specifically provided for under this program.

E. Maximum and Minimum Benefits

l . All employees who are vice presidents and above of the Company or the Bank shall receive at least 26 but not more than 52 weeks salary, at the then applicable Base Salary rate.

2. All employees who are assistant vice presidents of the Company or the Bank shall receive at least 13 but not more than 26 weeks salary, at the then applicable Base Salary rate.

3. All other employees of the Company or the Bank shall receive at least 4 but not more than 26 weeks salary, at the then applicable Base Salary rate.

F.	Offset for Amounts Received Under Other Agreements or Laws. Merger Severance Benefits payable pursuant to this program shall be reduced by the amount of any equivalent severance pay benefits payable to any employee under any employment or change of control contract or any other severance plan, and any notice pay under WARN or similar law.

G.	Withholding. All payments will be subject to customary withholding and co-payments by employees, for health, life insurance and dental benefits. The Holding Company or the Bank will have the right to withhold for lump sum amounts otherwise payable the aggregate amount of any co-payments required to be made by employees with respect to employee benefit programs which are continued under the Merger Severance Program.

H.	Parachute Payment. In the event that any severance payment otherwise payable exceeds in the aggregate the amount that may be deducted by the Holding Company or the Bank by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such payments shall be reduced to the maximum which can be deducted by Holding Company or the Bank.

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